Exhibit 99.1

Media Contact: Autumnn Mahar	Investor Relations Contact: Amy Mendenhall
Email: amahar@arcb.com	Email: invrel@arcb.com
Phone: 479-494-8221	Phone: 479-785-6200

ArcBest Announces Leadership and Organizational Updates

FORT SMITH, Arkansas, January 16, 2025 — ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, today announced leadership and organizational updates to advance the Company’s strategic priorities and drive sustainable, long-term growth. The updates are effective February 1, 2025.

“As customer supply chains continue to evolve and become increasingly complex, ArcBest keeps taking steps that ensure our customers have the right solutions and capacity to meet their needs,” said Judy R. McReynolds, ArcBest chairman and CEO. “The leadership and organizational updates announced today reflect our commitment to continuous improvement and innovation. One of the top priorities of our executive team is to remain flexible and responsive to customer needs and market changes while ensuring alignment between our strategy and organizational structure.”

The leadership and organizational updates include:

●	Eddie Sorg, previously chief operating officer of asset-light logistics, has been named chief commercial officer and will lead several functions including marketing, sales, customer support, customer experience and yield. Sorg will be focused on optimizing workflows across teams to maximize revenue velocity. Aligning revenue-generating functions under one leader will provide a more unified approach to securing and seamlessly serving customers.
●	Christopher Adkins has been named chief strategy officer following his role as vice president of yield strategy and management. In his new role, he will oversee the Company’s strategy management, data science and process improvement teams to advance ArcBest’s most critical initiatives.
●	Dennis Anderson will continue to serve as chief innovation officer following his appointment on September 26, 2024. He will remain focused on innovation and technology initiatives that create efficiencies, address customer challenges, and unlock new revenue streams to accelerate growth.
●	Steven Leonard plans to retire June 2025, following a 24-year career with ArcBest, and will continue to lead our asset-light logistics operations through the transition period to his retirement.

McReynolds continued, “On behalf of the Board and management team, I’d like to thank Steven for his many contributions to ArcBest for more than two decades. I am looking forward to working with our newly appointed leaders, many of whom are direct results of our robust leadership development programs. We are confident ArcBest remains well positioned for the long-term.”

New officer bios:

Christopher Adkins

Christopher Adkins is the Chief Strategy Officer at ArcBest. With over twelve years of experience, he oversees the teams responsible for the company’s critical strategy management, product management, project management, data science and process improvement initiatives. In this role, Christopher leads the development and execution of strategic initiatives that optimize operational efficiency, enhance data-driven decision making and fuel ongoing growth.

In his career, Christopher has led several high-impact, strategic initiatives that have played a significant role in ArcBest progressing as an integrated logistics company. Among his most notable work achievements is his contribution to ArcBest’s Dynamic less-than-truckload (LTL) pricing initiative and his leadership in automating volume price quotes and tractor detention charges — helping the company transition from manual processes to more efficient automated processes that improve customer experiences and enhance productivity.

Christopher joined the company in 2012 as a Pricing Analyst and has served in various leadership roles, including Manager of Engineering and Technology, Director of Yield Strategy and Vice President of Yield Strategy and Analytics. His most recent role was Vice President of Yield Strategy and Management. Christopher holds a bachelor’s degree in industrial engineering from the University of Arkansas.

Eddie Sorg

Eddie Sorg is the Chief Commercial Officer at ArcBest. With 30 years of experience, he oversees the teams responsible for the company’s marketing, sales, customer support, customer experience and yield functions. With a deep understanding of customer needs and market dynamics, Eddie is focused on building customer-centric strategies that elevate ArcBest’s brand presence and promote customer experience and customer loyalty. His leadership empowers cross-functional teams to collaborate effectively, align with organizational goals and exceed customer expectations at every interaction.

Over his career with the company, Eddie has played a pivotal role in numerous initiatives that have significantly impacted the company’s profitability, customer experience and sustainable growth. His leadership was instrumental in implementing space-based pricing for LTL shipments, introducing Dynamic LTL pricing and advancing pricing methodologies for Managed Solutions. These efforts have not only generated substantial revenue but also enhanced the company’s market position and customer relationships.

Eddie began his career with the company in 1995 as a Pricing Analyst. Since that time he has served in leadership roles including ABF Director of Revenue Accounting, ABF Director of Pricing, Vice President of Yield Management, and most recently Chief Operating Officer of Asset-Light. Eddie holds a bachelor’s degree in industrial engineering from the University of Arkansas.

ABOUT ARCBEST

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with 15,000 employees across 250 campuses and service centers, the company is a logistics powerhouse, using its technology, expertise and scale to connect shippers with the solutions they need — from ground, air and ocean transportation to fully managed supply chains. ArcBest has a long history of innovation that is enriched by deep customer relationships. With a commitment to helping customers navigate supply chain challenges now and in the future, the company is developing ground-breaking technology like Vaux™, one of the TIME Best Inventions of 2023. For more information, visit arcb.com.

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